Exhibit 99.01

FOR IMMEDIATE RELEASE:                                                                                                                                August 14, 2012

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza Chairman of the Board & Chief Executive Officer Phone: (630) 954-0400 Fax: (630) 954-0595 E-mail: invest@genp.com

General Employment Reports Third Quarter Fiscal 2012 Results

OAKBROOK TERRACE, IL, August 14, 2012 - General Employment Enterprises, Inc. (NYSE Amex: JOB) today reported a third quarter net income in fiscal 2012 of $79,000 or zero cents per diluted share on net revenues of $13,860,000 compared to net income of $222,000 or one cent per diluted share on net revenues of  $11,717,000  in the third quarter of  fiscal 2011.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $267,000 for the three months ended June 30, 2012 compared to $495,000 for the three months ended June 30, 2011.

Loss per diluted share for the nine months ended June 30, 2012 was two cents compared to earnings per diluted share of one cent in 2011.  Net revenues for the period were $39,342,000 or a 54% increase from the prior year.  EBITDA was $157,000 for the nine months ended June 30, 2012 and $789,000 for the nine months ended June 30, 2011.

Commenting on the Company's performance, Salvatore J. Zizza, Chairman of the Board & CEO stated, “We have seen significant overall revenue growth in the quarter, primarily in the Industrial services segment.  We are pleased with the progress we made in improving our contract staffing margins, especially in our Professional segment.  As we move forward, we expect to grow our top-line revenues to adequately leverage our selling, general and administrative expenses while actively evaluating potential acquisitions.”

Business Information

General Employment Enterprises, Inc. (the “Company”) provides contract and placement staffing services for business and industry, primarily specializing in the placement of information technology, engineering, agricultural and accounting professionals.  Effective November 1, 2010, the Company and its wholly-owned subsidiary, Triad Personal Services, Inc., an Illinois corporation, entered into an asset purchase agreement with DMCC Staffing, LLC, an Ohio limited liability company (“DMCC”), RFFG of Cleveland, LLC, an Ohio limited liability company (“RFFG of Cleveland”), and Thomas J. Bean, for the purchase of certain assets of DMCC and RFFG of Cleveland, including customer lists, comprising DMCC and RFFG of Cleveland’s Industrial services business.  DMCC and RFFG of Cleveland’s services business is operated from offices in Ohio and provides labor and human resource solutions, including temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solution.  In August of 2011, the Company purchased certain assets of Ashley Ellis, LLC, a professional staffing and placement business.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the Company’s performance.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  In addition, because not all Companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliation of the non-GAAP financial measures to GAAP is provided.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net revenues:
Contract services	$12,095	$10,239	$34,066	$21,751
Placement services	1,765	1,142	5,276	3,055
Management Services	-	336	-	786
Net revenues	13,860	11,717	39,342	25,592

Cost of contract services	10,093	9,049	28,853	18,967
Selling, general and administrative expenses	3,540	2,215	10,447	5,974
Amortization of intangible assets	99	154	299	403

Income (loss) from operations	128	299	(257)	248
Interest expense	49	77	156	115

Net income (loss)	$79	$222	$(413)	$133

Average number of shares – basis	21,699	20,449	21,699	15,584
Average number of shares – diluted\	21,923	20,750	21,699	18,884

Net income (loss) per share - basic	$0.00	$0.01	$(0.02)	$0.01
Net income (loss) per share - diluted	$0.00	$0.01	$(0.02)	$0.01

Reconciliation of net income (loss) to EBITDA:

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011

Net income (loss)	$79	$222	$(413)	$133
Interest expense	49	77	156	115
Depreciation & amortization	139	196	414	541
EBITDA	267	495	157	789

EBITDA is defined as net earnings attributable to common stockholders plus interest expense, income taxes and depreciation and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	June 30,	September 30,
	2012	2011
Assets:
Cash and cash equivalents	$600	$314
Accounts receivable, net	6,786	6,604
Other current assets	236	190

Total current assets	7,622	7,108

Property and equipment, net	538	409
Goodwill	1,280	1,280
Intangible assets, net	2,401	2,699

Total assets	$11,841	$11,496

Liabilities and shareholders' equity:
Current liabilities	$6,904	$6,121
Long-term obligations	530	681
Shareholders' equity	4,407	4,694

Total liabilities and shareholders' equity	$11,841	$11,496